Exhibit 23.5

Consent of App Annie Limited

10/17/2013

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

Ladies and Gentlemen:

App Annie Limited hereby consents to the inclusion of information, data and statements from the attached Appendix A in (i) the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Sungy Mobile Limited (previously named Sungy Data Ltd., the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any other future filings with the SEC, including filings on Form 20-F or Form 6-K, filings for follow-on offerings, or other filings with the SEC (collectively, the “SEC Filings”), (iii) on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the proposed initial public offering and follow-on offerings and other marketing and fundraising activities.

App Annie Limited also hereby consents to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully For and on behalf of App Annie Limited

/s/ Bertrand Schmitt
Name:	Bertrand Schmitt
Title:	Director

Appendix A

1. We were one of the top three publishers worldwide on Google Play as measured by the number of downloads in the Applications category for the nine months ended September 30, 2013, based on the App Annie Intelligence Report.

2. Our platform product, GO Launcher EX, had approximately 239 million downloads and activations as of September 30, 2013 according to our internal statistics. GO Launcher EX was the No. 1 most downloaded product in the Personalization category on Google Play in both 2012 and the nine months ending September 30, 2013, according to the App Annie Intelligence Report.

3. GO Launcher EX was one of the 17 non-game products with more than 100 million downloads on Google Play, excluding apps developed by Google, as of October 15, 2013, according to Google Play store stats archived by App Annie.

4. GO SMS Pro had been downloaded and activated on 101 million Android smartphones worldwide as of September 30, 2013 according to our internal statistics. It was the most downloaded among SMS apps that we identified through our survey of popular SMS apps on Google Play, for the nine months ended September 30, 2013 according to the App Annie Intelligence Report.

5. GO Locker had been downloaded and activated on 102 million Android smartphones worldwide as of as of September 30, 2013 according to our internal statistics. It was the most downloaded among the locker apps that we identified through our survey of popular locker apps on Google Play for the nine months ended September 30, 2013, according to the App Annie Intelligence Report.

6. GO Weather had been downloaded and activated on 69 million Android smartphones worldwide as of September 30, 2013 according to our internal statistics. It was ranked the most downloaded Weather app on Google Play for the nine months ended September 30,2013, according to the App Annie Intelligence Report.

7. As of October 15, 2013, we had one out of the 17 non-game products with more than 100 million cumulative downloads and three out of the 44 non-game products with more than 50 million cumulative downloads on Google Play, excluding apps developed by Google, according to Google Play store stats maintained by App Annie

8. We were one of the top three publishers worldwide on Google Play as measured by the number of downloads in the Applications category for the nine months ended September 30, 2013, based on the App Annie Intelligence Report.

9. We were one of the top three publishers worldwide on Google Play as measured by the number of downloads in the Applications category for the nine months ended September 30, 2013, based on the App Annie Intelligence Report.

10. According to the App Annie Intelligence Report, on average, on a monthly basis from January 2013 to September 2013, the top 100 free and top 100 paid apps in the Applications category, in aggregate, accounted for 25% of the total downloads in the Applications category.

11. Below is an overview of the top publishers in terms of total app downloads in the Applications category on Google Play during the first nine months in 2013:

Google Play Worldwide Publisher Rankings Based on Applications Category Downloads

Nine months ended September 30, 2013

Rank Parent Publisher

1.Facebook

2.Google Inc.

3.GO Launcher Dev Team

4.WhatsApp Inc.

5.Outfit 7

6.Microsoft Corporation

7.LINE Corporation

8.Adobe Systems

9.NHN

10.J2 Interactive

Source: App Annie Intelligence Report.

12. As of October 15, 2013, we had one out of the 17 non-game products with more than 100 million cumulative downloads and three out of the 44 non-game products with more than 50 million downloads on Google Play, excluding apps developed by Google, according to Google Play store stats maintained by App Annie

13. GO Launcher EX has become the most downloaded launcher app among launcher apps we found through our survey of popular launcher apps on Google Play for the nine months ended September 30, 2013, according to the App Annie Intelligence Report.

13. In addition, GO Launcher EX and Next Launcher combined enjoyed approximately 64.2% of the share based on total Google Play downloads for the nine months ended September 30, 2013, among the launcher products we identified through a survey of popular launcher products on Google Play, according to the App Annie Intelligence Report.

14. Our Next Launcher was the top-grossing Personalization app on Google Play for the nine months ended September 30, 2013, according to the App Annie Intelligence Report.

15. Next Launcher was ranked No. 1 in terms of revenues in the Personalization category on Google Play for the nine months ended September 30, 2013, according to the App Annie Intelligence Report.

16. We have created popular paid apps such as Next Launcher, which was released in December 2012 and ranked No. 1 for the nine months ended September 30, 2013 in the Personalization category as measured by revenue on Google Play, according to the App Annie Intelligence Report.

17. For example, we offer dynamic SMS through GO SMS app, versatile screen lock functions through GO Locker app and extensive weather information through GO Weather app, all of which were the most downloaded apps among the SMS, locker and weather apps we identified on Google Play for the nine months ended September 30, 2013, according to the App Annie Intelligence Report. The SMS and locker apps were identified through our own survey, while the weather apps were identified via Google Play’s Weather category.

18. GO Launcher Ex is the most downloaded mobile app in the Personalization category globally on Google Play for 2012 and the nine months ended September 30, 2013, according to the App Annie Intelligence Report.

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